As filed with the Securities and Exchange Commission on May 5, 2008

Registration No. 333-148486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	3561	54-1887631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8730 Stony Point Parkway, Suite 150

Richmond, VA 23235

(804) 560-4070

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Young

President and Chief Executive Officer

8730 Stony Point Parkway, Suite 150

Richmond, VA 23235

(804) 560-4070

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael J. Silver John B. Beckman A. Lynne Puckett Hogan & Hartson LLP 111 South Calvert Street, Suite 1600 Baltimore, Maryland 21202 Telephone: (410) 659-2700 Telecopy: (410) 539-6981	Rohan S. Weerasinghe Lisa L. Jacobs Shearman & Sterling LLP 599 Lexington Avenue New York, New York Telephone: (212) 848-4000 Telecopy: (212) 848-7179

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed solely to amend “Part II — Information Not Required In Prospectus” to reflect additional exhibits being filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC registration fee	$14,406
FINRA filing fee	$30,500
New York Stock Exchange listing fee	$200,000
Printing and engraving expenses	$400,000
Legal fees and expenses	$2,000,000
Accounting fees and expenses	$2,400,000
Blue Sky fees and expenses (including legal fees)	$5,000
Miscellaneous	$450,094

Total	$5,500,000

The Registrant will bear all expenses shown above.

Item 14.     Indemnification of Directors and Officers.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware, (the “Delaware General Corporation Law”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s amended and restated certificate of incorporation provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws. The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. The Registrant intends to enter into agreements to indemnify its directors and executive officers. These agreements, a form of which is filed as Exhibit 10.3 hereto, will provide for indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, arising out of such person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provided services at the Registrant’s request.

Purchase Agreements. The Registrant’s purchase agreement with the underwriters will provide for the indemnification of the directors and officers of the Registrant against specified liabilities related to the prospectus under the Securities Act in certain circumstances.

Item 15.     Recent Sales of Unregistered Securities.

None.

Item 16.     Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts (which schedule is included in the financial statements contained in the prospectus)

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia, on this 5th day of May, 2008.

COLFAX CORPORATION

By:	/s/ JOHN A. YOUNG
John A. Young
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. YOUNG John A. Young	President and Chief Executive Officer (Principal Executive Officer)	May 5, 2008

/s/ G. SCOTT FAISON G. Scott Faison	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2008

* Mitchell P. Rales	Director	May 5, 2008

* Steven M. Rales	Director	May 5, 2008

*By:	/s/ JOHN A. YOUNG
John A. Young Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Purchase Agreement

3.1	**	Amended and Restated Certificate of Incorporation of the Company

3.2	**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

3.3	**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

3.3a		Certificate of Amendment to the Amended and Restated Certificate of Incorporation

3.4	**	Bylaws of the Company

3.5	**	Form of Amended and Restated Certificate of Incorporation of the Company (to become effective upon completion of the offering)

3.6	**	Form of Amended and Restated Bylaws of the Company (to become effective upon completion of the offering)

4.1	**	Specimen Common Stock Certificate

5.1		Opinion of Hogan & Hartson LLP

10.1	**	Colfax Corporation 2008 Omnibus Incentive Plan

10.1a	**	Form of Non-Qualified Stock Option Agreement for grants pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan

10.1b	**	Form of Performance Stock Unit Agreement for grants pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan

10.1c	**	Form of Outside Director Restricted Stock Unit Agreement for grants pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan

10.1d	**	Form of Outside Director Deferred Stock Unit Agreement for grants pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan

10.1e	**	Form of Outside Director Deferred Stock Unit Agreement for deferral of grants of restricted stock made pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan

10.1f	**	Form of Outside Director Deferred Stock Unit Agreement for deferral of director fees

10.2	**	Service Contract for Board Member, dated November 14, 2006, between the Company and Dr. Michael Matros.

10.3	**	Form of Indemnification Agreement to be entered into between the Company and each of its directors and officers.

10.4	**	Registration Rights Agreement, dated as of May 30, 2003, between Colfax Corporation and certain stockholders named therein.

10.5	**	Colfax Corporation Amended and Restated Excess Benefit Plan

10.6	**	Retirement Plan for salaried U.S. Employees of Imo Industries, Inc. and Affiliates

10.7	**	Colfax Corporation Excess Benefit Plan

10.8	**	Allweiler AG Company Pension Plan

10.9	**	Colfax Corporation Director Deferred Compensation Plan

10.10	**	Employment Agreement between Colfax Corporation and John A. Young

10.11	**	Employment Agreement between Colfax Corporation and Thomas M. O’Brien

10.12	**	Employment Agreement between Colfax Corporation and Michael K. Dwyer

10.13	**	Employment Agreement between Colfax Corporation and G. Scott Faison

10.14	**	Form of Deferred Delivery Stock Ownership Agreement for former employees

10.15	**	Form of Deferred Delivery Stock Ownership Agreement for current employees

Exhibit No.		Description

21.1	**	Subsidiaries of the Registrant

23.1	**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	**	Powers of Attorney

99.1	**	Consent of Patrick W. Allender to be named as a director nominee

99.2	**	Consent of C. Scott Brannan to be named as a director nominee

99.3	**	Consent of Joseph O. Bunting III to be named as a director nominee

99.4	**	Consent of Thomas S. Gayner to be named as a director nominee

99.5	**	Consent of Clay Kiefaber to be named as a director nominee

99.6	**	Consent of Rajiv Vinnakota to be named as a director nominee

**	Previously filed